                              ACQUISITION AGREEMENT



                                     BETWEEN



                                LCA-VISION INC.,



                             SUMMIT TECHNOLOGY, INC.

                                       AND

                     REFRACTIVE CENTERS INTERNATIONAL, INC.



                                      DATED

                                  JULY 23, 1997

                                      INDEX


                                                                          Page
                                                                          ----

ARTICLE I     DEFINITIONS .............................................     1

ARTICLE II    PURCHASE1AND SALE OF STOCK ..............................     1

      2.1   Purchase and Sale of RCII Common Stock ....................     1
      2.2   Closing ...................................................     1
      2.3   Consideration .............................................     2

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF SUMMIT ................     2

      3.1   Organization, Qualification,
            Corporate Power, Competence, Etc ..........................     2
      3.2   Capitalization ............................................     3
      3.3.  Noncontravention ..........................................     4
      3.4   Title .....................................................     4
      3.5   Subsidiaries ..............................................     4
      3.6   Financial Statements ......................................     5
      3.7   Events Subsequent to Most Recent RCII Fiscal Year End .....     5
      3.8   Undisclosed Liabilities ...................................     6
      3.9   Legal Compliance ..........................................     6
      3.10  Tax Matters ...............................................     7
      3.11  Real Property .............................................     8
      3.12  Material Contracts ........................................     8
      3.13  Notes and Accounts Receivable .............................     8
      3.14  Powers of Attorney ........................................     8
      3.15  Insurance .................................................     9
      3.16  Litigation ................................................     9
      3.17  Employees .................................................     9
      3.18  Employee Benefit Plans ....................................     9
      3.19  Brokers ...................................................     9
      3.20  Guaranties ................................................     9
      3.21  Activities in LCA Common Stock ............................    10
      3.22  Disclosure ................................................    10
      3.23  Incorporation .............................................    10

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF LCA ...................    10

      4.1   Organization, Qualification, Corporate Power,
            Competence, Etc ...........................................    10
      4.2   Capitalization ............................................    11
      4.3   Noncontravention ..........................................    12
      4.4   Financial Statements ......................................    12
      4.5   Events Subsequent to Most Recent LCA Fiscal Year End ......    13
      4.6   SEC Filings ...............................................    14
      4.7   Tax Matters ...............................................    15
      4.8   Undisclosed Liabilities ...................................    16
      4.9   Legal Compliance ..........................................    16
      4.10  Title .....................................................    17
      4.11  Notes Payable to Shareholders .............................    17
      4.12  Brokers ...................................................    17
      4.13  Material Contracts ........................................    17
      4.14  Litigation ................................................    18
      4.15  Activities in LCA Common Stock ............................    18
      4.16  Disclosure ................................................    18
      4.17  Incorporation .............................................    19

ARTICLE V     MUTUAL COVENANTS ........................................    19

      5.1   Conduct of Business .......................................    19
      5.2   Access to Premises and Information ........................    19
      5.3   Fulfillment of Conditions .................................    19
      5.4   Forbearances ..............................................    19
      5.5   No Transactions in LCA Common Stock .......................    20
      5.6   Advice of Changes .........................................    20
      5.7   No Restrictions on Summit's Conduct of Business ...........    20
      5.8   Public Announcements ......................................    21
      5.9   HSR Act Compliance ........................................    21
      5.10  LCA SEC Reports ...........................................    21
      5.11  RCII Option Holders .......................................    21
      5.12  NASDAQ Listing ............................................    22
      5.13  Business Restrictions .....................................    22

ARTICLE VI    CONDITIONS TO LCA'S OBLIGATION TO CLOSE .................    22

      6.1   Representations and Warranties; Covenants .................    22
      6.2   RCII Cash Balance .........................................    22
      6.3   Third Party Consents ......................................    22
      6.4   No Injunctions or Restraints; Illegality ..................    23
      6.5   Deliveries at Closing .....................................    23

      6.6   No Material Adverse Change ................................    23
      6.7   HSR Act ...................................................    23
      6.8   RCII Stock ................................................    23

ARTICLE VII   CONDITIONS TO SUMMIT'S AND RCII'S OBLIGATION TO CLOSE ...    23

      7.1   Representations and Warranties; Covenants .................    23
      7.2   Board of Directors ........................................    24
      7.3   Restructuring of Bank Debt ................................    24
      7.4   Shareholder Debt ..........................................    24
      7.5   No Injunctions or Restraints; Illegality ..................    24
      7.6   Deliveries at Closing .....................................    24
      7.7   No Material Adverse Change ................................    24
      7.8   HSR Act ...................................................    25
      7.9   Rights and Preferences of Interim Series Preferred Stock ..    25

ARTICLE VIII  DELIVERIES AT CLOSING ...................................    25

      8.1   Summit and RCII Deliveries ................................    25
      8.2   LCA Deliveries ............................................    26

ARTICLE IX    POST-CLOSING OBLIGATIONS ................................    27

      9.1   Upgrade of Summit Laser Systems ...........................    27
      9.2   Release of Summit Guaranties ..............................    27
      9.3   Payment of LCA Shareholder Debt ...........................    27
      9.4   Registration of Distribution Shares and
            Selling Shareholder Registrable Shares ....................    27
      9.5   NASDAQ Listing ............................................    29
      9.6   Compliance With SEC Disclosure Requirements ...............    29
      9.7   Distribution of Distribution Shares .......................    29
      9.8   Occupancy of Summit Space .................................    29
      9.9   Post-Approval Support Services ............................    30
      9.10  Interim Series Preferred Stock ............................    30
      9.11  Access to Records .........................................    30

ARTICLE X     INDEMNIFICATION .........................................    30

      10.1  Indemnity Obligations of Summit ...........................    30
      10.2  Indemnity Obligations of LCA ..............................    30
      10.3  Procedures for Indemnification for Third Party Claims .....    30
      10.4  Claims by Summit or LCA ...................................    32
      10.5  Survival of Representations and Warranties ................    32
      10.6  Limitations on Indemnification and Damages ................    32
      10.7  Subrogation ...............................................    32

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ARTICLE XI    TERMINATION .............................................    33

      11.1  Mutual Agreement ..........................................    33
      11.2  Termination for Breach ....................................    33
      11.3  Failure of Condition Precedent ............................    33
      11.4  Effect of Termination .....................................    33

ARTICLE XII   MISCELLANEOUS ...........................................    33

      12.1  Fees and Expenses .........................................    33
      12.2  Governing Law .............................................    34
      12.3  Notices ...................................................    34
      12.4  Waiver ....................................................    34
      12.5  Binding Effect ............................................    34
      12.6  Entire Agreement ..........................................    35
      12.7  Survival of Confidentiality Agreement .....................    35
      12.8  Severability ..............................................    35
      12.9  Amendment .................................................    35
      12.10 Exhibits and Schedules ....................................    35
      12.11 Third Party Beneficiaries .................................    35
      12.12 Construction ..............................................    35
      12.13 Counterparts ..............................................    35


Schedule A  Definitions
Schedule B  RCII Disclosure Schedule
Schedule C  LCA Disclosure Schedule


Exhibit A   Form Opinion of Goldstein & Manello, P.C.
Exhibit B   Form of Shareholders' Agreement
Exhibit C   Form of Registration Rights Agreement
Exhibit D   Form Opinion of Dinsmore & Shohl, L.L.P.
Exhibit E   Herskowitz Employment Documents

      This Acquisition Agreement is made and entered into this 23rd day of July, 1997 by and between LCA-Vision Inc., a Delaware corporation ("LCA"), Refractive Centers International, Inc., a Delaware corporation ("RCII") and Summit Technology, Inc., a Massachusetts corporation ("Summit").

      WHEREAS, the Boards of Directors of each of LCA, RCII and Summit deem it advisable and in the best interests of their respective corporations that LCA acquire issued and outstanding common stock of RCII, all on the terms and subject to the conditions contained in this Agreement (the "Acquisition").

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:



                                    ARTICLE I

                                   DEFINITIONS

      Capitalized terms used in this Agreement shall have the meanings set forth on Schedule A, unless the context otherwise requires.



                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

      2.1 Purchase and Sale of RCII Common Stock. Subject to the terms and conditions of this Agreement, at the Closing Summit agrees to sell, assign and transfer and LCA agrees to purchase and acquire, all of the issued and outstanding shares of the RCII Common Stock owned by Summit (the "Subject Stock"). LCA further agrees to purchase and acquire any Selling Shareholder Shares.

      2.2 Closing. Subject to Article XI, the closing of the Acquisition and the other transactions contemplated hereunder (the "Closing") shall take place at the offices of Goldstein & Manello, P.C., 265 Franklin Street, Boston, Massachusetts 02110, or such other place as is mutually agreed to between the parties, at 10:00 a.m. on the next business day after expiration of the applicable waiting period under the HSR Act; or, if the conditions to Closing set forth in Article VI shall not have been satisfied on or prior to such date, at such later time or date as LCA shall specify, by notice to Summit, not less than three (3) nor more than five (5) business days after receipt of a Conditions Notice from Summit; or, if the conditions to Closing set forth in
Article VII shall not have been satisfied on or prior to such date, at such later time or date as Summit shall specify, by notice to

LCA, not less than three (3) nor more than five (5) business days after receipt of a Conditions Notice from LCA; provided that the Closing shall not take place later than the Outside Closing Date (the "Closing Date").

      2.3 Consideration. The aggregate consideration payable by LCA at the Closing (the "Stock Consideration") shall be a number of shares of LCA Common Stock determined as follows:

            2.3.1 To Summit for the Subject Stock, the number of shares of Subject Stock multiplied by the Per Share Consideration; and

            2.3.2 To each Selling Shareholder for the Selling Shareholder Shares, the number of Selling Shareholder Shares sold by each such Selling Shareholder multiplied by the Per Share Consideration.



                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SUMMIT

      Summit hereby represents and warrants to LCA as follows:

      3.1   Organization, Qualification, Corporate Power, Competence, Etc.

            3.1.1 RCII is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Except as set forth in Section 3.1.1 of the RCII Disclosure Schedule, RCII is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on RCII. RCII has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby by RCII have been duly and validly authorized by all necessary corporate action. No other corporate acts or proceedings on the part of RCII are necessary to authorize this Agreement or the transactions contemplated hereby.

            3.1.2 Summit is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. Summit has full corporate power and authority and all licenses, permits, and authorizations necessary to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby by Summit have been duly and validly authorized by all necessary corporate action. No other corporate acts or proceedings on the part of Summit are necessary to authorize this Agreement or the transactions contemplated hereby.

            3.1.3 This Agreement has been duly executed and delivered by RCII and Summit and constitutes the legal, valid and binding obligations of RCII and Summit, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application and equitable principles applied by a court of competent jurisdiction.

            3.1.4 Section 3.1.4 of the RCII Disclosure Schedule lists the directors and officers of RCII. Summit has delivered to LCA correct and complete copies of RCII's Certificate of Incorporation and By-Laws (each as amended to date). RCII is not in default under or in violation of any provision of its Certificate of Incorporation or By-Laws.

      3.2   Capitalization.   Subject to adjustment as contemplated in
Section 5.11 hereof:

            3.2.1 The entire authorized capital stock of RCII consists of 10,000,000 shares of RCII Common Stock, of which 5,000,000 shares are issued and outstanding;

            3.2.2 All such issued and outstanding shares of RCII Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable and are owned, of record and beneficially, by Summit, free and clear of all pledges, liens, encumbrances, charges or other security interests;

            3.2.3 The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the RCII Common Stock are as set forth in RCII's Certificate of Incorporation; and

            3.2.4 Except as set forth in Section 3.2.4 of the RCII Disclosure Schedule, (a) no person owns of record or is known to Summit to own beneficially any shares of capital stock of RCII, (b) no subscription, warrant, option, convertible security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of RCII is authorized or outstanding, (c) there is no commitment by RCII to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness, and (d) there is no written or oral agreement by RCII or Summit to sell or transfer any RCII Common Stock to any third Person. RCII has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as set forth in Section 3.2.4 of the RCII Disclosure Schedule, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of RCII. All of the outstanding securities of RCII were issued in compliance with all applicable Federal and state securities laws.

      3.3 Noncontravention. Except as set forth in Section 3.3 of the RCII Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which RCII or Summit is subject or any provision of the Certificate of Incorporation or By-Laws of RCII or of the Articles of Organization or By-Laws of Summit, or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which RCII is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Neither RCII nor Summit is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, other than pursuant to the HSR Act and as contemplated under Section 9.4 hereof.

      3.4   Title.

            3.4.1 Summit has good and marketable title to the Subject Stock, free and clear of all liens, charges, claims or encumbrances whatsoever. At the Closing and upon the consummation of the transactions contemplated by this Agreement, Summit shall transfer such title to the Subject Stock to LCA.

            3.4.2 Except as set forth in Section 3.4.2 of the RCII Disclosure Schedule, RCII has good title to, or a valid leasehold interest in or license to, all properties and assets (a) used by it in the operations of its business, (b) located on its premises (except personal items not material to the operations of the business), (c) shown on the Most Recent RCII Balance Sheet or (d) acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent RCII Balance Sheet.

      3.5 Subsidiaries. Except as set forth in Section 3.5 of the RCII Disclosure Schedule, RCII does not have any subsidiaries, operating or otherwise, and does not own any capital stock or other equity interest in any

Person, and is not a partner, joint venturer or member in any joint venture, partnership or other enterprise.

      3.6 Financial Statements. Summit has delivered separately to LCA the following RCII consolidated financial statements (collectively the "RCII Financial Statements"): audited consolidated balance sheets and statements of operations, stockholder's equity and cash flow as of and for the fiscal years ended December 31, 1994, 1995 and 1996 (the last being the "Most Recent RCII Fiscal Year End"), and for the five month period ended May 31, 1997. The RCII Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of RCII as of such dates and the results of operations of RCII for such periods.

      3.7 Events Subsequent to Most Recent RCII Fiscal Year End. Since the Most Recent RCII Fiscal Year End, RCII has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect in the business, financial condition, operations or results of operations of RCII, and RCII has not engaged in or been party to any agreement or occurrence outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date (or such other date as may be specified below) and except as disclosed in Section 3.7 of the RCII Disclosure Schedule:

            3.7.1 No Person (including RCII) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) to which RCII is a party or by which it or any of its properties are bound, except in the Ordinary Course of Business;

            3.7.2 RCII has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            3.7.3 RCII has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            3.7.4 RCII has not (a) issued, sold or otherwise disposed of any of its capital stock, (b) granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, (c) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or (d) redeemed, purchased or otherwise acquired any of its capital stock;

            3.7.5 RCII has not made any loan to or agreement with any of its directors, officers or employees and it has not entered into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

            3.7.6 There has been no sale, assignment or transfer of any of the assets of RCII, except in the Ordinary Course of Business;

            3.7.7 There have been no capital expenditures in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

            3.7.8 RCII has not failed to perform in any material respects all of its obligations under agreements, contracts, leases, licenses and instruments relating to or affecting its properties, assets and business, and has not changed materially the prices or offer terms of sale or license of any of its products or services;

            3.7.9 RCII has not failed to maintain its books of account and records in the usual, regular and ordinary manner;

            3.7.10 RCII has not made any material change in its accounting methods or materially revalued any of its assets outside the Ordinary Course of Business; and

            3.7.11 There has not been any increase in the wages, salaries, compensation, stock option, pension or other fringe benefits payable to Ronald Herskowitz from those set forth in the definitive proxy materials filed by Summit with the SEC with respect to its annual meeting of stockholders held on June 25, 1997.

      RCII is not under any legal obligation, whether written or oral, to do any of the foregoing.

      3.8 Undisclosed Liabilities. To Summit's Knowledge and except as set forth in Section 3.8 of the RCII Disclosure Schedule, RCII does not have any Liability except for (a) Liabilities set forth in the Most Recent RCII Balance Sheet and (b) Liabilities which have arisen after the Most Recent RCII Fiscal Year End in the Ordinary Course of Business.

      3.9 Legal Compliance. Except as disclosed in Section 3.9 of the RCII Disclosure Schedule, RCII has complied in all material respects (including without limitation in its capacity as a tenant), with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including, without limitation, federal and state health care laws, rules and regulations restricting fee-splitting, patient referrals to entities in which physicians hold an interest and the corporate practice of medicine, and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply. Except as set forth in
Section 3.9 of the RCII Disclosure Schedule and as contemplated by Sections 5.9 and 9.4 hereof, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by RCII or Summit or for the consummation by RCII and Summit of the transactions contemplated hereby or thereby. All of RCII's material rights under all of its permits, approvals and licenses, both governmental and private, related to the operation of its business will continue unimpaired by the Acquisition contemplated hereby, except as set forth in Section 3.9 of the RCII Disclosure Schedule.

      3.10  Tax Matters.

            3.10.1 RCII has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by RCII shown on any Tax Return have been paid. Except as set forth in Section 3.10 of the RCII Disclosure Schedule, RCII currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where RCII does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of RCII that arose in connection with any failure (or alleged failure) to pay any Tax.

            3.10.2 RCII has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            3.10.3 There is no dispute or claim concerning any Tax Liability of RCII either (a) claimed or raised by any authority in writing or (b) as to which RCII or Summit has Knowledge.

            3.10.4 Section 3.10 of the RCII Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to RCII for taxable periods ended on or after December 31, 1993; no such Tax Returns have been audited or currently are the subject of audit. RCII has delivered to LCA correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by RCII since December 31, 1993.

            3.10.5 RCII has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            3.10.6 RCII will not have as of the Closing Date any liability for Taxes, except for Taxes which have been specifically accrued for in full on the books and records of RCII in the Ordinary Course of Business and Taxes not yet due and payable.

      3.11 Real Property. Except for the leases described in Section 3.11 of the RCII Disclosure Schedule, RCII does not own or lease any real property.

      3.12 Material Contracts. Section 3.12 of the RCII Disclosure Schedule lists and briefly describes all written contracts, agreements and instruments to which RCII is a party, or by which it or its properties are bound, and which involve on the part of any Person provision of goods or services or payment of money in excess of $20,000 or which, if breached, could result in damages or loss of benefits to RCII in excess of $20,000 (the "RCII Material Contracts"), and sets forth, as to each contract, agreement or instrument, whether consummation of the transactions contemplated hereby will require consent of any third party to avoid the occurrence of a breach or default of, or termination or change of rights or benefits under, such contract, agreement or instrument. Summit has delivered to LCA a correct and complete copy of each written agreement listed in Section 3.12 of the RCII Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.12 of the RCII Disclosure Schedule. With respect to each RCII Material Contract and except as set forth in Section 3.12 of the RCII Disclosure Schedule, (a) the RCII Material Contract is legal, valid, binding, enforceable and in full force and effect, (b) no material breach, default, termination or loss or change of rights or benefits shall occur with respect to such RCII Material Contract as a result of the consummation of the transactions contemplated hereby, (c) RCII is not, and to Summit's Knowledge no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under an RCII Material Contract, (d) no party has repudiated any provision of an RCII Material Contract and (e) RCII has not incurred any penalty or similar charges for delays in delivery of any product or service or any indemnification or warranty obligations under such RCII Material Contract.

      3.13 Notes and Accounts Receivable. All notes and accounts receivable of RCII are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Most Recent RCII Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of RCII.

      3.14 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of RCII.

      3.15 Insurance. Section 3.15 of the RCII Disclosure Schedule contains a true and complete list and brief description of all insurance policies currently in force with respect to RCII. Except as set forth in such Section 3.15, each of the insurance policies is in full force and effect and the premiums with respect thereto have been fully paid through the current billed date. RCII has delivered to LCA a copy of each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which RCII has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years.

      3.16 Litigation. Section 3.16 of the RCII Disclosure Schedule sets forth each instance in which RCII (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

      3.17 Employees. RCII is not a party to or bound by any collective bargaining agreement, nor has it experienced during the last four years any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Summit has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of RCII.

      3.18  Employee Benefit Plans.

            3.18.1 RCII does not maintain, and has not at any time maintained, any Employee Benefit Plans for the benefit of its employees. Certain of its employees participate in Employee Benefit Plans of Summit, as set forth in Section 3.18.1 of the RCII Disclosure Schedule.

            3.18.2 Except as set forth in Section 3.18.2 of the RCII Disclosure Schedule, RCII does not maintain any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or other similar fringe benefit or employee benefit plans or have any written employment agreements with any of its employees. RCII has provided to LCA true, correct any complete copies of all plans and agreements set forth in such Section 3.18.2.

      3.19 Brokers. Neither RCII nor Summit has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement other than Piper Jaffray Inc.

      3.20 Guaranties. Except as disclosed in Section 3.20 of the RCII Disclosure Schedule, RCII is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      3.21 Activities in LCA Common Stock. To Summit's Knowledge, neither Summit nor any of its Affiliates, nor any Person acting on behalf of either or all of Summit or any of its Affiliates, have at any time engaged in any purchase, sale, transfer, hedging, derivative or other activities of any kind relating to the LCA Common Stock that constitutes, or reasonably could be construed as constituting, a manipulative or deceptive device or contrivance in violation of applicable federal or state securities laws or common law.

      3.22  Disclosure. The representations and warranties contained in this
Article 3 do not contain any untrue statement of a material fact or, in light of any other information regarding RCII and Summit contained in this Agreement, omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

      3.23 Incorporation. Each item of disclosure contained in a numbered section of the RCII Disclosure Schedule shall be deemed incorporated by reference in each other numbered section of the RCII Disclosure Schedule, as if fully set forth therein.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF LCA


      LCA hereby represents and warrants to Summit as follows:

      4.1   Organization, Qualification, Corporate Power, Competence, Etc.

            4.1.1 LCA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. LCA is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to so qualify or obtain authorization would not have a Material Adverse Effect on LCA. LCA has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute, deliver and perform this Agreement. The execution and delivery of this Agreement and the consummation of the Acquisition and the other transactions contemplated hereby by LCA have been duly and validly authorized by all necessary corporate action. No other corporate acts or proceedings on the part of LCA are necessary to authorize this Agreement or the transactions contemplated hereby.

            4.1.2 This Agreement has been duly executed and delivered by LCA and constitutes the legal valid and binding obligations of LCA, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application and equitable principles applied by a court of competent jurisdiction.

            4.1.3 Section 4.1.3 of the LCA Disclosure Schedule lists the directors and officers of LCA. LCA has delivered to Summit correct and complete copies of its Certificate of Incorporation and By-Laws (each as amended to date). LCA is not in default under or in violation of any provision of its Certificate of Incorporation or By-Laws.

      4.2   Capitalization.

            4.2.1 The entire authorized capital stock of LCA consists of (a) 110,000,000 shares of LCA Common Stock, of which 19,599,237 shares are issued and outstanding and (b) 10,000,000 shares of preferred stock, $.001 par value per share (the "LCA Preferred Stock"), 1,688 shares of which are designated as Class A Preferred Stock (all of which are issued and outstanding), and 12.6 shares of which are designated as Class B Preferred Stock (6 shares of which are issued and outstanding as the "First Interim Series" and 6.6 of which are issued and outstanding as the "Second Interim Series", such Series together, the "Interim Series Preferred Stock"). In addition, 2,500,000 shares of LCA Common Stock are reserved for future issuance under the LCA-Vision Inc. 1995 Long-Term Stock Incentive Plan and 1,250,000 shares of LCA Common Stock are reserved for future issuance under the LCA-Vision Inc. Directors' Non-Discretionary Stock Option Plan (such plans together being the "LCA Option Plans"). No additional classes of the LCA Preferred Stock have been designated and there are no current commitments, arrangements, understandings or agreements to do so. Section
      4.2.1 of the LCA Disclosure Schedule is a true, accurate and complete statement of all issued and outstanding shares of LCA Common Stock and LCA Preferred Stock, and all shares of LCA Common Stock subject to options.

            4.2.2 All issued and outstanding shares of LCA Common Stock and LCA Preferred Stock have been duly authorized and are validly issued, fully paid and nonassessable.

            4.2.3 The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the LCA Common Stock and LCA Preferred Stock are as set forth in LCA's Certificate of Incorporation, as amended, and Certificates of Designations previously provided to Summit.

            4.2.4 Except as set forth in Section 4.2.4 of the LCA Disclosure Schedule, (a) no person owns of record or is known to LCA to own beneficially more than five percent (5%) of any shares of capital stock of LCA, (b) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of LCA is authorized or outstanding, (c) there is no commitment by LCA to issue shares, subscriptions, warrants, options, convertible securities or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness and (d) there is no written or oral agreement by LCA to sell or transfer any LCA Common Stock or LCA Preferred Stock to any third Person. LCA has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein, or to pay any dividend or make any other distribution in respect of the LCA Common Stock or LCA Preferred Stock. Except as set forth in Section 4.2.4 of the LCA Disclosure Schedule, there are no voting trusts or agreements, stockholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of LCA. All of the outstanding securities of LCA were issued in compliance with all applicable Federal and state securities laws.

            4.2.5 The shares of LCA Common Stock that constitute the Stock Consideration will be duly authorized and validly issued, and as of the date of issuance shall be fully paid and nonassessable and free of all liens, charges, claims, encumbrance and Liabilities whatsoever.

      4.3 Noncontravention. Except as set forth in Section 4.3 of the LCA Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which LCA is subject or any provision of the Certificate of Incorporation or By-Laws of LCA or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which LCA is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). LCA is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any federal, state or local government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, other than pursuant to the HSR Act and as contemplated under Section 9.4 hereof.

      4.4 Financial Statements. LCA has delivered separately to Summit the following LCA consolidated financial statements (collectively the "LCA Financial Statements"): audited consolidated balance sheets and statements of operations stockholder's equity and cash flow as of and for the fiscal years ended December 31, 1995 and 1996 (the last being the "Most Recent LCA Fiscal Year End"). LCA has also delivered to Summit unaudited monthly income statements and balance sheets for the period ended May 31, 1997, together with account analysis and other supporting detail relating thereto (the "May Financial Statements"). The LCA Financial Statements (including the notes thereto) and the May Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of LCA as of such dates and the results of operations of LCA for such periods.

      4.5 Events Subsequent to Most Recent LCA Fiscal Year End. Since the Most Recent LCA Fiscal Year End, LCA has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Effect in the business, financial condition, operations or results of operations of LCA, and LCA has not engaged in or been party to any agreement or occurrence outside the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date (or such other date as may be specified below) and except as disclosed in Section 4.5 of the LCA Disclosure Schedule:

            4.5.1 No Person (including LCA) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) to which LCA is a party or by which it or any of its properties are bound, except in the Ordinary Course of Business;

            4.5.2 LCA has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            4.5.3 LCA has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            4.5.4 LCA has not (a) issued, sold or otherwise disposed of any of its capital stock, (b) granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock, (c) declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or (d) redeemed, purchased or otherwise acquired any of its capital stock;

            4.5.5 LCA has not made any loan to or agreement with any of its directors, officers or employees and it has not entered into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business;

            4.5.6 There has been no sale, assignment or transfer of any of the assets of LCA, except in the Ordinary Course of Business;

            4.5.7 There have been no capital expenditures in excess of One Hundred Thousand Dollars ($100,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate;

            4.5.8 LCA has not failed to perform in any material respects all of its obligations under agreements, contracts, leases, licenses and instruments relating to or affecting its properties, assets and business, and has not changed materially the prices or offer terms of sale or license of any of its products or services;

            4.5.9 LCA has not failed to maintain its books of account and records in the usual, regular and ordinary manner;

            4.5.10 LCA has not made any material change in its accounting methods or materially revalued any of its assets outside the Ordinary Course of Business;

            4.5.11 There has not been any increase in the wages, salaries, compensation, stock option, pension or other fringe benefits payable to any executive officer, employee or director of LCA from those set forth in the definitive proxy materials filed by LCA with the SEC with respect to its annual meeting of stockholders held on June 9, 1997 (the "LCA Proxy Statement"); and

            4.5.12 There has not occurred any event that would require the filing by LCA of a report on Form 8-K with the SEC.

      LCA is not under any legal obligation, whether written or oral, to do any of the foregoing.

      4.6   SEC Filings.

            4.6.1 LCA has timely filed all forms, reports and documents required to be filed by it with the SEC at all times from and after LCA became obligated to make such filings with the SEC (collectively, the "LCA SEC Reports"), and has heretofore delivered to RCII and Summit, in the form filed with the SEC, (a) all Annual Reports on Form 10-K filed by LCA with the SEC, (b) all proxy statements relating to LCA's meetings of stockholders (whether annual or special) for which definitive proxy statements have been required to be filed with the SEC, (c) all other reports or registration statements filed by LCA with the SEC, and (d) all amendments and supplements to all such reports and registration statements filed by LCA with the SEC.

            4.6.2 The LCA SEC Reports (a) were prepared in all material respects in accordance with, and comply with, the requirements of the 1933 Act or the 1934 Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            4.6.3 None of LCA's subsidiaries is required to file any forms, reports or other documents with the SEC.

            4.6.4 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the LCA SEC Reports are identical to the LCA Financial Statements provided to Summit by LCA.

            4.6.5 Except as set forth in Section 4.6.5 of the LCA Disclosure Schedule, there are no impediments to LCA's eligibility to register its equity securities with the SEC by use of any SEC Form appropriate for purposes of filing and causing to become effective the Distribution Shares Registration Statement and the Selling Shareholders Registration Statement, as contemplated by Section 9.4, including, without limitation, impediments resulting from current or past violations of filing or reporting obligations under the 1933 Act or the 1934 Act, the listing of the LCA Common Stock on the NASDAQ SmallCap Market, magnitude of market capitalization or any actions or inactions of any of its officers, directors or shareholders.

            4.6.6 Except as set forth in Section 4.6.6 of the LCA Disclosure Schedule, from and after the respective filing dates of the most recent annual report on Form 10-KSB, quarterly report on Form 10-QSB and definitive proxy statement filed under Section 14A of the 1934 Act, there has been no material change in the statements, facts or information contained in any one or more of such LCA SEC Reports, whether or not such material change constitutes a Material Adverse Effect and whether or not such material change would be required to be contained in an amendment to an LCA SEC Report as filed with the SEC, a filing on any Form approved for use by the SEC or in a press release.

      4.7   Tax Matters.

            4.7.1 LCA has filed all Tax Returns that it was required to file, including, without limitation, any Tax Returns required to be filed with any state. All such Tax Returns were correct and complete in all material respects. All Taxes owed by LCA (whether or not shown on any Tax Return) have been paid. Except as disclosed in Section 4.7 of the LCA Disclosure Schedule, LCA currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where LCA does not file

      Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of LCA that arose in connection with any failure (or alleged failure) to pay any Tax.

            4.7.2 LCA has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            4.7.3 There are no disputes or claims concerning any Tax Liability of LCA either (a) claimed or raised by any authority in writing or (b) as to which LCA has Knowledge, which in the aggregate exceed $10,000.00.

            4.7.4 Section 4.7 of the LCA Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to LCA for taxable periods ended on or after December 31, 1995; no such Tax Returns have been audited or currently are the subject of audit. LCA has delivered to RCII and Summit correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by LCA since December 31, 1995.

            4.7.5 LCA has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            4.7.6 LCA will not have as of the Closing Date any liability for Taxes, except for Taxes which have been specifically accrued for in full on the books and records of LCA in the Ordinary Course of Business and Taxes not yet due and payable.

            4.7.7 LCA has no liability with respect to any Taxes resulting from operations of any predecessor entity (by merger, consolidation, sale of stock or assets or otherwise) taxed under Subchapter S of the Code. LCA is not bound by any agreement pursuant to which it has any obligation to reimburse any shareholder or other person with respect to any tax liability incurred by such shareholder or Person during the period for which LCA was taxed under Subchapter S of the Code.

      4.8 Undisclosed Liabilities. To LCA's Knowledge and except as set forth in Section 4.8 of the LCA Disclosure Schedule, LCA does not have any Liability except for (a) Liabilities set forth in the Most Recent LCA Balance Sheet and
(b) Liabilities which have arisen after the Most Recent LCA Fiscal Year End in the Ordinary Course of Business.

      4.9 Legal Compliance. LCA has complied in all material respects (including without limitation in its capacity as a tenant), with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), including, without limitation, federal and state health care laws, rules and regulations restricting fee-splitting, patient referrals to entities in which physicians hold an interest and the corporate practice of medicine, and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply. Except as set forth in Section 4.9 of the LCA Disclosure Schedule and as contemplated by Sections 5.9 and 9.4 hereof, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement by LCA or for the consummation by LCA of the transactions contemplated hereby or thereby. All of LCA's material rights under all of its permits, approvals and licenses, both governmental and private, related to the operation of its business will continue unimpaired by the Acquisition contemplated hereby, except as set forth in
Section 4.9 of the LCA Disclosure Schedule.

      4.10 Title. LCA has good and marketable title to the shares that constitute the Stock Consideration, free and clear of any liens, charges, claims or encumbrances whatsoever. At the Closing and upon the consummation of the transactions contemplated by this Agreement, LCA shall transfer such title to Summit and any Selling Shareholders. Except as set forth in Section 4.10 of the LCA Disclosure Schedule, LCA owns all of its assets and properties free and clear of all liens, claims, encumbrances, security interests and mortgages.

      4.11 Notes Payable to Shareholders. The aggregate indebtedness of LCA to its shareholders (the "LCA Shareholder Debt") on all notes payable as of the date of this Agreement is $1,901,339 as of May 31, 1997.

      4.12 Brokers. LCA has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

      4.13 Material Contracts. Section 4.13 of the LCA Disclosure Schedule lists and briefly describes all written contracts, agreements and instruments to which LCA is a party, or by which it or its properties are bound, and which involve on the part of any Person provision of goods or services or payment of money in excess of $20,000 or which, if breached, could result in damages or loss of benefits to RCII in excess of $20,000 (the "LCA Material Contracts"), and sets forth, as to each contract, agreement or instrument, whether consummation of the transactions contemplated hereby will require consent of any third party to avoid the occurrence of a breach or default of, or termination or change of rights or benefits under, such contract, agreement or instrument. LCA has delivered to Summit a correct and complete copy of each agreement listed in
Section 4.13 of the LCA Disclosure Schedule relating in any way to its laser refractive surgery centers, and upon request, shall deliver to Summit a correct and complete copy of each other written agreement listed in Section 4.13 of the LCA Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.13 of the LCA Disclosure Schedule. With respect to each LCA Material Contract and except as set forth in Section 4.13 of the LCA Disclosure Schedule, (a) the LCA Material Contract is legal, valid, binding, enforceable and in full force and effect, (b) no material breach, default, termination or loss or change of rights or benefits shall occur with respect to such LCA Material Contract as a result of the consummation of the transactions contemplated hereby, (c) LCA is not, and to LCA's Knowledge no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under an LCA Material Contract, (d) no party has repudiated any provision of an LCA Material Contract and (e) LCA has not incurred any penalty or similar charges for delays in delivery of any product or service or any indemnification or warranty obligations under such LCA Material Contract. Except as disclosed in Section
4.13 of the LCA Disclosure Schedule, all contracts, understandings and arrangements between LCA and Stephen N. Joffe (and his Affiliates)(a) have been disclosed in LCA's annual report on Form 10-KSB for the fiscal year ended December 31, 1996 or in the LCA Financial Statements for the fiscal year ended December 31, 1996, including the notes thereto, or the LCA Proxy Statement, whether or not such contracts, understandings and arrangements meet the criteria of materiality set forth in this Section 4.13 and (b) reflect arms'-length transactions, in each case at fair market value for the relevant services, goods or property.

      4.14 Litigation. Section 4.14 of the LCA Disclosure Schedule sets forth each instance in which LCA (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or is threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any court or quasi judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

      4.15 Activities in LCA Common Stock. To LCA's Knowledge, neither LCA nor any of its Affiliates, nor any Person acting on behalf of either or all of LCA or any of its Affiliates, have at any time engaged in any purchase, sale, transfer, hedging, derivative or other activities of any kind relating to the LCA Common Stock that constitutes, or reasonably could be construed as constituting, a manipulative or deceptive device or contrivance in violation of applicable federal or state securities laws or common law.

      4.16  Disclosure. The representations and warranties contained in this
Article 4 do not contain any untrue statement of a material fact or, in light of any other information regarding LCA contained in this Agreement, omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

      4.17 Incorporation. Each item of disclosure contained in a numbered section of the RCII Disclosure Schedule shall be deemed incorporated by reference in each other numbered section of the RCII Disclosure Schedule, as if fully set forth therein.

                                    ARTICLE V

                                    COVENANTS

      5.1 Conduct of Business. From and after the date of this Agreement (and with respect to LCA from and after the date of filing of its most recent Annual Report on Form 10-K with the SEC) through the Closing Date, except as expressly contemplated or permitted by this Agreement, each of RCII and LCA shall (a) conduct its business in the Ordinary Course of Business, and(b) use reasonable efforts to maintain and preserve its business organizations, assets, employees and advantageous business relationships.

      5.2 Access to Premises and Information. Prior to Closing, each party shall permit the other party and their respective authorized representatives to have reasonable access, during regular business hours, to their premises and documents, books and records, and such financial and operating data and other information as a party may reasonably request (with respect to Summit solely relating to RCII), and to make copies at their own expense.

      5.3 Fulfillment of Conditions. The parties will use their best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other party to close the transactions contemplated by this Agreement, and will render reasonable assistance to the other party as requested by such other party to enable it to fulfill its obligations hereunder. Summit and LCA each shall give notice to the other party, by telecopy, when they, respectively, have satisfied all of the conditions to the other party's obligation to close for which they, respectively, are responsible (a "Conditions Notice").

      5.4 Forbearances. Prior to Closing, neither LCA, on the one hand, nor RCII, on the other, shall, without the prior written consent of the other party:

            5.4.1O ther than in the Ordinary Course of Business incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person, or make any loan or advance to any other Person;

            5.4.2 Issue or grant any rights with respect to issuance of, any shares of its capital stock, or adjust, split, combine or reclassify any capital stock, make, declare or pay any dividend or make any other distribution on, or redeem, purchase or otherwise acquire, any shares of its capital stock, except for issuance of shares of LCA Common Stock or RCII Common Stock, as the case may be, pursuant to the exercise of stock options outstanding on the date of this Agreement and which (a) in the case of LCA, are listed on Section 4.2.1 and or 4.2.4 of the LCA Disclosure Schedule and (b) in the case of RCII are contemplated under Section 5.11 hereof, and except that LCA may grant options in the Ordinary Course of Business under the LCA Option Plans to directors and employees, except executive employees listed in the LCA Proxy Statement;

            5.4.3O ther than in the Ordinary Course of Business sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, or cancel, release or assign any indebtedness to any Person;

            5.4.4 Make any material investment in another Person, either by purchase of stock or securities, contributions to capital, property transfers or otherwise;

            5.4.5 Except in the Ordinary Course of Business, enter into, amend or terminate any material contracts or agreements, including, without limitation, any agreements of employment, stock or asset sale, acquisition, merger, consolidation or other business acquisition, disposition or combination, or make any change in any material leases or contracts; or

            5.4.6  Amend its Certificate of Incorporation or By-Laws.

      5.5 No Transactions in LCA Common Stock. Except as otherwise expressly permitted by this Agreement, neither LCA nor any of its Affiliates, nor Summit nor any of its Affiliates, shall have engaged in any transactions directly or indirectly involving LCA Common Stock, including, without limitation, purchases, sales, transfers, dispositions, transactions in derivatives, pledges or grants of options, proxies or voting rights.

      5.6 Advice of Changes. The parties shall promptly advise the other party of any change or event having a Material Adverse Effect on it (with respect to Summit solely relating to RCII) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of their respective representations, warranties or covenants hereunder.

      5.7 No Restrictions on Summit's Conduct of Business. LCA acknowledges and agrees that the covenants, obligations and restrictions contained in this
Article V and elsewhere in this Agreement, as they relate to activities involving Summit, relate solely to Summit in its capacity as shareholder of RCII, and not generally to Summit and its business and assets. Except as expressly provided herein, there shall be no express or implied limitation on Summit's ability to conduct its business, other than as it relates solely to RCII, whether or not in the Ordinary Course of Business.

      5.8 Public Announcement. Neither Summit and RCII, on the one hand, nor LCA, on the other, nor any of their respective officers, employees, representatives or agents, will make any public announcement or issue any press release regarding this Agreement and the transactions contemplated hereby, without the advance consent of the other party, provided, however, that any party may make any announcements that, upon advice of counsel and after notice to the other party, it believes to be necessary to comply with the disclosure obligations under any federal or state securities laws or the rules and regulations of any self-regulatory organization by which such party is bound.

      5.9 HSR Act Compliance. Each of Summit and LCA represents that it has sent for filing with the Federal Trade Commission and the United States Department of Justice a Premerger Notification and Report Form with respect to the Acquisition. Summit and LCA shall each prepare and file all such other documents with the Federal Trade Commission and the United States Department of Justice as are required for the parties to comply with the HSR Act, and shall promptly furnish all material thereafter requested by any of the regulatory agencies having jurisdiction over such filings. Each of the parties represents that it has not requested an acceleration of the applicable waiting period under the HSR Act, and agrees that it shall not make such a request for acceleration unless the parties shall mutually agree to make such request.

      5.10 LCA SEC Reports. Any reports, forms and other documents filed by LCA with the SEC after the date of this Agreement (a) will be prepared in all material respects in accordance with, and will comply with, the requirements of the 1933 Act or the 1934 Act, as the case may be, and (b) will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      5.11 RCII Option Holders. RCII shall use its reasonable best efforts to cause each of the holders (the "Option Holders") of options to purchase shares of RCII Common Stock (the "RCII Options") to exercise the RCII Options and acquire shares of RCII Common Stock (the "Option Shares") and sell the Option Shares to LCA simultaneously with consummation of the Acquisition. Any Option Holder so electing (a "Selling Shareholder") shall, as of the Closing Date, (a) sell, assign and transfer the Option Shares (the "Selling Shareholder Shares") to LCA for the Stock Consideration contemplated under Section 2.3 hereof, (b) make the representations and warranties to LCA contained in Sections 3.1.3 and 3.4.1, revised to relate solely to the Selling Shareholders, upon LCA making to them the representations and warranties contained in Sections 4.2.5 and 4.10 hereof and agreeing to register the shares of LCA Common Stock constituting the Stock Consideration pursuant to the Selling Shareholder Registration Statement as provided in Section 9.4 hereof, and (c) deliver to LCA a stock certificate representing the Selling Shareholder's Option Shares, duly endorsed for transfer. LCA agrees to include all shares of LCA Common Stock constituting the Stock Consideration (the "Selling Shareholder Registrable Shares") in a registration statement under the 1933 Act to permit resale of such Selling Shareholder Registrable Shares by the Selling Shareholders, as provided in Section 9.4 hereof.

      5.12 NASDAQ Listing. LCA shall apply for and use its best efforts to obtain, prior the Closing Date, a listing for the trading of the LCA Common Stock (including the shares of LCA Common Stock that constitute the Stock Consideration) on the NASDAQ National Market System.

      5.13 Business Restrictions. Prior to the date that is the earlier of (i) three (3) years after the date of this Agreement, and (ii) the expiration of the Shareholders' Agreement, Summit shall not own or operate laser vision correction centers. This shall not, however, restrict Summit in any way from providing support services to its customers, including without limitation, leasing of laser systems, marketing support and results analysis.

                                   ARTICLE VI

                               CONDITIONS TO LCA'S
                               OBLIGATION TO CLOSE

      The obligation of LCA to consummate the Acquisition and the other transactions contemplated by this Agreement is subject to satisfaction or waiver by LCA, on or prior to the Closing Date, of the following conditions:

      6.1 Representations and Warranties; Covenants. The representations and warranties of Summit set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date, except as contemplated in Section 5.11 hereof. RCII and Summit shall have complied with all of their obligations under this Agreement which are to be performed or complied with by them on or prior to the Closing, including without limitation covenants contained in Article V hereof. LCA shall have received an officer's certificate signed on behalf of Summit to the foregoing effect.

      6.2 RCII Cash Balance. RCII shall have a cash balance of not less than Ten Million Dollars ($10,000,000) on the Closing Date.

      6.3 Third Party Consents. Summit and RCII shall have obtained the third party consents to the Acquisition called for under those RCII Material Contracts identified in Section 3.12 of the RCII Disclosure Schedule.

      6.4 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced which prohibits, restricts or makes illegal consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

      6.5 Deliveries at Closing. At Closing, Summit and RCII shall have executed and delivered all of the agreements, instruments and documents, and made other deliveries, required of them under Section 8.1 and such other agreements, instruments and documents LCA may reasonably request in order to fulfill the intents and purposes of this Agreement.

      6.6   No Material Adverse Change. Without limiting the generality of
Section 6.1, since the Most Recent RCII Fiscal Year End, no Material Adverse Effect with respect to RCII shall have occurred, nor shall any event or events have occurred which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on RCII. LCA shall have received an officer's certificate signed on behalf of Summit to the foregoing effect.

      6.7 HSR Act. The waiting period under the HSR Act shall have expired and there shall not be any outstanding order of a court of competent jurisdiction restraining the consummation of the transactions contemplated hereby.

      6.8 RCII Stock. As of the Closing Date, (a) Summit shall own no less than ninety six percent (96%) of the then issued and outstanding shares of RCII Common Stock and (b) any Selling Shareholders shall have complied with the obligations set forth in Section 5.11(a), (b) and (c) hereof.



                                   ARTICLE VII

                        CONDITIONS TO SUMMIT'S AND RCII'S
                               OBLIGATION TO CLOSE

      The obligation of RCII and Summit to consummate the Acquisition and the other transactions contemplated by this Agreement is subject to satisfaction or waiver by Summit and RCII, on or prior to the Closing Date, of the following conditions:

      7.1 Representations and Warranties; Covenants. The representations and warranties of LCA set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date. LCA shall have complied with all of its obligations under this Agreement which are to be performed or complied with by it on or prior to the Closing, including without limitation covenants contained in Article V hereof. RCII and Summit shall have received an officer's certificate signed on behalf of LCA to the foregoing effect.

      7.2 Board of Directors. The Board of Directors of LCA shall consist of the following five (5) members: Stephen N. Joffe, John C. Hassan, John H. Gutfreund, Ronald Herskowitz and William O. Coleman. If Ronald Herskowitz shall not have become employed by LCA pursuant to the Employment Documents, he shall not serve as a director of LCA and the fifth director shall be mutually agreed to between LCA and Summit.

      7.3 Restructuring of Bank Debt. LCA shall have restructured its bank indebtedness in a manner acceptable to Summit in its sole discretion. Without limiting the generality of the foregoing, the restructured facility will not be acceptable to Summit unless it has a maturity date of not less than thirteen
(13) months from the date of restructuring, provides for LCA property to serve as collateral only for indebtedness as to which LCA is the sole, primary obligor and permits borrowings of not less than the current facility.

      7.4 Shareholder Debt. LCA shall not have repaid any of the Shareholder Debt (including payments of principal and interest) from and after the date of this Agreement through the Closing Date and LCA shall have delivered to Summit, on or prior to the Closing Date, evidence that the instruments representing Shareholder Debt have been legended as required by Section 9.3.

      7.5 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced which prohibits, restricts or makes illegal consummation of the Acquisition or any of the other transactions contemplated by this Agreement.

      7.6 Deliveries at Closing. At Closing, LCA shall have executed and delivered all of the agreements, instruments and documents, and made other deliveries, required of them under Section 8.2 and such other agreements, instruments and documents RCII and Summit may reasonably request in order to fulfill the intents and purposes of this Agreement.

      7.7   No Material Adverse Change. Without limiting the generality of
Section 7.1, since the Most Recent LCA Fiscal Year End, no Material Adverse Effect with respect to LCA shall have occurred, nor shall any event or events have occurred which could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCA. RCII and Summit shall have received an officer's certificate signed on behalf of LCA to the foregoing effect.

      7.8 HSR Act. The waiting period under the HSR Act shall have expired and there shall not be any outstanding order of a court of competent jurisdiction restraining the consummation of the transactions contemplated hereby.

      7.9 Rights and Preferences of Interim Series Preferred Stock. LCA shall have amended, and shall have obtained all necessary consents and taken all necessary corporate action to amend the Certificates of Designations, Preferences and Rights (the "Certificates of Designations") of the Interim Series Preferred Stock to (i) establish the "per share Conversion Price of Interim Series Class B Preferred Stock" in Section 4(a) of the Certificates of Designations at Three and 50/100 Dollars ($3.50) per share, (ii) to delete
Section 4(b) from the Certificates of Designations, and (iii) to delete the two parenthetical phrases in Section 4(c) of the Certificates of Designations.



                                  ARTICLE VIII

                              DELIVERIES AT CLOSING

      8.1 Summit and RCII Deliveries. At the Closing, Summit shall deliver the following, duly executed:

            8.1.1 Certificate of an officer of Summit contemplated under Sections 6.1 and 6.6.

            8.1.2 One or more stock certificates representing the shares of Subject Stock acquired by LCA, duly endorsed for transfer.

            8.1.3 An opinion of Goldstein & Manello, P.C., counsel to Summit and RCII, dated as of the Closing Date and addressed to LCA, substantially in the form attached as Exhibit A hereto.

            8.1.4 Contracts pursuant to which Summit will provide maintenance services to LCA for all Summit excimer laser systems owned or leased by LCA as of the Closing Date, including without limitation those owned or leased by LCA and by RCII prior to the Acquisition, such contracts to be in Summit's standard form (the "Service Contracts"). The Service Contracts shall have a term of three (3) years and require fees of $80,000 per laser system for such three (3) year period. Notwithstanding the foregoing, with respect to no more than five (5) such service contracts, if during the term of a service contract LCA discontinues all use of the laser system subject to a service contract (except in connection with the closing of a laser vision correction center), and does not replace such laser system, either at the original location of such laser system or at a new location, with any Summit excimer laser system, then LCA may terminate such contract.

            8.1.5 A shareholders' agreement between Summit, Stephen N. Joffe, Sandra F.W. Joffe and any holder of five percent (5%) or more of LCA Common Stock in the form attached as Exhibit B (the "Shareholders' Agreement").

            8.1.6 The Registration Rights Agreement in the form attached as Exhibit C.

            8.1.7  The documents contemplated under Section 5.11.

      8.2 LCA Deliveries. At the Closing, LCA shall deliver the following, duly executed:

            8.2.1 Certificate of an officer of LCA contemplated under Sections 7.1 and 7.7.

            8.2.2 One or more certificates representing the Stock Consideration, issued in the names and amounts designated by Summit no less than three (3) business days prior to the Closing.

            8.2.3 An opinion of Dinsmore & Shohl, L.L.P., counsel to LCA, dated as of the Closing Date and addressed to Summit and RCII, substantially in the form attached as Exhibit D hereto.

            8.2.4  The Service Contracts.

            8.2.5  The Shareholders' Agreement.

            8.2.6  The Registration Rights Agreement.

            8.2.7 The Employment Documents in the form attached as Exhibit E hereto, provided that LCA shall be relieved of its obligation to execute and deliver the Employment Documents if Mr. Herskowitz does not, at or prior to the Closing, execute the Employment Documents.

                                   ARTICLE IX

                            POST-CLOSING OBLIGATIONS

      9.1 Upgrade of Summit Laser Systems. Summit shall, at LCA's request, and subject to the execution and delivery of Summit's standard sales contract, upgrade any Summit Apex laser system to an Apex Plus laser system. The charge per system for any such upgrade shall be the lesser of (a) Fifty Five Thousand Dollars ($55,000) and (b) Summit's cost of the upgrade.

      9.2 Release of Summit Guaranties. LCA shall use its best efforts to obtain releases of Summit's guaranties of RCII real estate leases, as identified in Section 3.12 of the RCII Disclosure Schedule, including without limitation, offering its own guaranties in place of Summit's. LCA shall indemnify, defend and hold Summit harmless from and against any Liabilities Summit may incur from and after the Closing Date with respect to any such guaranties from which it has not been released.

      9.3 Payment of LCA Shareholder Debt. Regardless of the payment terms contained in the instruments representing the LCA Shareholder Debt, LCA shall not make principal payments under the LCA Shareholder Debt unless the earnings of LCA for the prior fiscal year (before taxes, amortization of goodwill and depreciation, net of capital expenditures for such fiscal year) exceeded One Million Dollars ($1,000,000), and then payment may be made only to the extent of twenty-five percent (25%) of such excess. LCA shall cause the instruments representing the LCA Shareholder Debt to contain a legend to the effect of the foregoing.

      9.4   Registration of Distribution Shares and Selling Shareholder
Registrable   Shares.

            9.4.1 Within sixty (60) days of the Closing, LCA shall prepare, file and cause to become effective one or more registration statements under the 1933 Act registering (a) the Distribution Shares for distribution by Summit pro rata to its shareholders (the "Distribution Shares Registration Statement"), and (b) the Selling Shareholder Registerable Shares (either separately or in combination with the Distribution Shares Registration Statement the "Selling Shareholders Registration Statement"). If LCA is unable, after using its best efforts throughout such sixty-day period, to cause the Distribution Shares Registration Statement and/or the Selling Shareholders Registration Statement to become effective, the sixty-day period shall be extended for an additional thirty (30) days, provided that LCA continues to use its best efforts to bring about such effectiveness throughout such additional thirty-day period.

            9.4.2 LCA shall consult with Summit throughout the registration process, and shall permit Summit to (a) review and comment upon all drafts of the Registration Statements and preliminary and final prospectuses contained therein, and all amendments and supplements thereto, prior to filing with the SEC, and(b) conduct such due diligence regarding the combined business operations of LCA and RCII as Summit, in its reasonable discretion, shall determine to be necessary and appropriate, including, without limitation, the inspection and copying of corporate documents of LCA. The Registration Statements, and the preliminary and final prospectuses contained therein, and all amendments and supplements thereto, shall be satisfactory in form and substance to Summit and its counsel before being filed.

            9.4.3 Unless application of state securities laws (other than anti-fraud laws and filing requirements) is preempted by federal legislation under the National Securities Markets Improvement Act of 1996, LCA further shall register or otherwise qualify the Distribution Shares and the Selling Shareholder Registrable Shares covered by the Registration Statements under the applicable securities or "blue sky" laws of those jurisdictions which purport to regulate distributions of securities as contemplated by the Registration Statements.

            9.4.4 LCA further shall (a) furnish to Summit a copy of all documents filed and all correspondence from and to the SEC in connection with the Registration Statements, (b) insure the obtaining of any necessary approvals from the National Association of Securities Dealers, Inc. and (c) cause the Distribution Shares and the Selling Shareholder Registrable Shares to be listed with NASDAQ.

            9.4.5 LCA shall use its best efforts to maintain the effectiveness of the Registration Statements until all of the Distribution Shares have been distributed by Summit to its shareholders and then, if later, until the earlier to occur of (a) completion of the sale of all Selling Shareholder Registrable Shares registered thereunder and (b) one year from the effective date of the Selling Shareholders Registration Statement. LCA shall promptly notify Summit of any material event or change in circumstances that renders any Registration Statement or prospectus incomplete, inaccurate or misleading in any material way, and LCA promptly will amend the Registration Statements and the prospectuses contained therein as and to the extent necessary to comply with all applicable securities laws.

            9.4.6 All expenses of such registration, including without limitation filing and registration fees and expenses of complying with state securities laws, shall be borne by LCA.

            9.4.7 LCA shall effect the registration of the Distribution Shares in accordance with Summit's intended method of distribution to its shareholders.

            9.4.8 In connection with the Distribution Shares Registration Statement and the Selling Shareholders Registration Statement, LCA shall provide to Summit and the Selling Shareholders such representations, warranties, covenants, indemnifications, opinions of counsel, accountants' "comfort letters" (if obtainable) and such other protections as are customarily provided to underwriters and selling shareholders, as the case may be, in public underwritten offerings, including but not limited to, those provided in Section 7 of the Registration Rights Agreement.

            9.4.9 LCA shall, as promptly as practicable, notify Summit, at any time when a prospectus relating to the sale of the Distribution Shares is required by law to be delivered in connection with sales by an underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the registered Distribution Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as promptly as practicable make available to Summit and to the underwriters any such supplement or prospectus.

      9.5 NASDAQ Listing. If the LCA listing for the trading of the LCA Common Stock (including the shares of LCA Common Stock that constitute the Stock Consideration) on the NASDAQ National Market System has not been completed prior to Closing, LCA shall continue to use its best efforts to obtain such listing as soon as practicable after the Closing.

      9.6 Compliance With SEC Disclosure Requirements. From and after the Closing Date and with respect solely to the Acquisition and the other transactions contemplated by this Agreement, each of LCA and Summit shall comply with all disclosure obligations under any federal or state securities laws or the rules and regulations of any self-regulatory organization by which such party is bound. At all times that LCA has a class of equity securities registered under the 1934 Act, LCA shall comply with all disclosure obligations under any federal or state securities laws or the rules and regulations of any self-regulatory organization by which LCA is bound.

      9.7   Distribution of Distribution Shares. Subject to compliance with
Section 9.4 hereof, Summit shall, as soon as practicable after the effective date of the Distribution Shares Registration Statement, distribute to its shareholders, as a dividend, the Distribution Shares.

      9.8 Occupancy of Summit Space. RCII may continue to occupy the space it currently occupies at Summit's facility at 21 Hickory Drive, Waltham,

Massachusetts for ninety (90) days after the Closing Date, upon such terms and conditions to which the parties shall mutually agree. During such period, LCA shall use its best efforts to obtain alternate space and to relocate RCII.

      9.9 Post-Approval Support Services. After the Closing Date, LCA shall cause RCII to continue to comply with its existing obligations to Summit to provide post-approval support services, related to Summit's obligation to provide information to the U.S.
Food and Drug Administration.

      9.10 Interim Series Preferred Stock. LCA shall not amend the rights and preferences of the Interim Series Preferred Stock without Summit's prior written approval in each instance for a period commencing on the date of this Agreement and terminating on the earlier of (i) five (5) years from the date of this Agreement and (ii) the date on which Summit owns less than 5% of LCA's outstanding Common Stock.

      9.11 Access to Records. After the Closing Date, LCA shall have the right to review and copy, at reasonable times on reasonable notice to Summit, RCII records which predate the Closing Date.



                                    ARTICLE X

                             INDEMNIFICATION; BREACH

      10.1 Indemnity Obligations of Summit. Summit hereby agrees to indemnify and hold LCA harmless from, and to reimburse LCA for, any and all losses, damages, deficiencies, claims, liabilities, obligations, suits, actions, fees, costs, penalties, charges and expenses (including, without limitation, reasonable attorneys' fees) of any nature whatsoever (collectively, "Losses"), suffered or incurred by LCA resulting from or in connection with breach of any representation, warranty, covenant or agreement of Summit contained in this Agreement or any document, agreement, instrument or certificate delivered or filed pursuant hereto.

      10.2 Indemnity Obligations of LCA. LCA hereby agrees to indemnify and hold Summit harmless from, and to reimburse Summit for, any and all Losses suffered or incurred by Summit resulting from or in connection with breach of any representation, warranty, covenant or agreement of LCA contained in this Agreement or any document, agreement, instrument or certificate delivered or filed pursuant hereto.

      10.3 Procedures for Indemnification for Third Party Claims. If any third party shall make a claim for which Summit or LCA is entitled to indemnification under Section 10.1 or 10.2 hereof, the following procedures shall apply:

            10.3.1 Within thirty (30) days after receipt by an Indemnified Party of any third party notice of any demand, claim or circumstance that, with the lapse of time, would or could give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation with respect to which the Indemnified Party intends to seek indemnification hereunder ("Asserted Liability"), the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnifying Party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the indemnification claim that is being or may be asserted by the Indemnified Party.

            10.3.2 Promptly after receipt of a Claims Notice, but no later than fifteen (15) days after such receipt, the Indemnifying Party shall proceed to compromise or defend such Asserted Liability at its own expense, employing counsel of its own choosing reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall immediately notify the Indemnified Party of the initiation of such compromise or defense, and shall keep the Indemnified Party informed as to the status and progress of such compromise or defense. The Indemnified Party shall reasonably cooperate in the compromising of or the defending against such Asserted Liability, and shall have the right to participate in any such compromise or defense, and such participation shall not limit, impair or affect its rights to indemnification hereunder. If within fifteen (15) days after delivery of the Claims Notice, the Indemnified Party has not received from the Indemnifying Party any notice of the initiation of the defense or compromise of the Asserted Liability, the Indemnified Party shall be free to compromise or defend the Asserted Liability at its sole election at the expense and risk of the Indemnifying Party, and with full right of indemnification as provided herein.

            10.3.3 If any Indemnifying Party reasonably determines that its interests in any Asserted Liability conflict or may conflict with those of any Indemnifying Party, it may retain separate counsel and separately participate in the defense or compromise of any Asserted Liability, with full right of indemnification with respect to any expense related thereto, including attorney's fees.

            10.3.4 All parties shall make available to each other party any books, records or other documents within its control which are necessary or useful for the defense or compromise of any Asserted Liability, and shall in all cases cooperate fully with one another in the defense or compromise of any Asserted Liability. In the event that the interests of any one or more parties conflict with the interests of any one or more other parties, such cooperation shall not be required if it would jeopardize the defense of any such party or parties.

      10.4 Claims by Summit or LCA. Summit and LCA shall be entitled to bring a direct claim against the other in connection with any breach of any provision of this Agreement, including without limitation, any claim for indemnification for any such breach under Section 10.1 or 10.2 hereof, as the case may be.

      10.5 Survival of Representations and Warranties. All representations and warranties and, except as otherwise contemplated in this Agreement, all covenants and agreements of the parties contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, or otherwise to seek recovery with respect to a breach thereof, shall survive the Closing and shall expire eighteen (18) months after the Closing Date. The expiration of indemnification rights shall not relate to any claim made by an Indemnified Party or claiming party under Section 10.3 or 10.4 until such claim has been fully and finally resolved.

      10.6 Limitations on Indemnification and Damages. An Indemnifying Party, both in its capacity as an indemnitor and as a party to this Agreement, shall not be liable to an Indemnified Party, both in its capacity as an indemnitee and as a party to this Agreement, unless the aggregate amount of all Losses suffered by the Indemnified Party in any capacity exceed $2,000,000 (the "Claims Basket"), and shall not be liable for any individual Loss suffered by the Indemnified Party in any capacity unless the amount of such Loss exceeds $200,000 (the "Claims Minimum"). At such time as the Claims Basket has been exceeded, the Indemnifying Party shall be liable to the Indemnified Party for all Losses that are in excess of the Claims Minimum, without further reference to the Claims Basket. Notwithstanding the foregoing, claims by an Indemnified Party under Sections 3.2 , 3.4.1, 4.2 and 4.10 of this Agreement shall not be subject to the Claims Basket.

      10.7 Subrogation. Any Indemnifying Party which indemnifies an Indemnified Party for any matter pursuant to this Article X shall, upon payment in full of the amount owed with respect to such matter, be subrogated to the rights of such Indemnified Party against all other Persons with respect to such matter, and, in its own name or in the name of the Indemnified Party, may assert any claim against any such Person with the Indemnified Party may have with respect thereto.

                                   ARTICLE XI

                                   TERMINATION

      This Agreement may be terminated in the following manner:

      11.1 Mutual Agreement. The parties may terminate this Agreement by mutual written agreement.

      11.2 Termination for Breach. Summit and RCII, on the one hand, and LCA, on the other, may terminate this Agreement at any time prior to the Closing if there has been (a) a material breach of a representation or warranty of the other party to this Agreement or (b) a material breach of a covenant, agreement or undertaking to be performed by the other party under this Agreement. Any party seeking to terminate this Agreement under this Section 11.2 shall give written notice to the other party specifying the basis for the claim of breach, and the party receiving such notice shall have fifteen (15) days to attempt to cure such breach, unless the Outside Closing Date is less than fifteen days after the date of such notice, in which case the receiving party shall have through the Outside Closing Date to attempt such cure.

      11.3 Failure of Condition Precedent. Summit and RCII, on the one hand, and LCA, on the other, may terminate this Agreement as of the Outside Closing Date, if any of the conditions precedent to such party's obligation to close have not been met on or prior to the Outside Closing Date.

      11.4 Effect of Termination. Upon any termination of this Agreement, this Agreement shall terminate and be of no further force and effect without any further liability of any party, provided, however, that no termination of this Agreement shall relieve or release any of the parties hereto from liability with respect to any breaches or violations of any representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

      12.1 Fees and Expenses. Each party to this Agreement shall bear its own expenses, including, without limitation, legal expenses, incurred in connection with the negotiation, drafting and consummation of the Agreement and like matters. Notwithstanding the foregoing, LCA shall pay all stock transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes arising with respect to the transactions consummated under this Agreement. Summit hereby represents that it has paid the filing fees required to be paid under the HSR Act.

      12.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without application of principles of conflict of laws, any suit for the enforcement of this Agreement may be brought in the courts of such state and all parties consent to the exclusive jurisdiction of such courts and to service of process in any such suit being made upon any party by mail at their respective addresses set forth in below.

      12.3 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in hand, (ii) five (5) business days after dispatch by certified mail, postage prepaid, return receipt requested, (iii) one (1) business day after dispatch via a courier service which guaranties delivery within one business day or (iv) upon receipt of confirmation of a telecopy to a party, in each case to the parties at their respective addresses set forth below, or to such other address as a party may specify by notice:

If to Summit or RCII:                     If to LCA

Summit Technology, Inc.                   LCA-Vision, Inc.
21 Hickory Drive                          7840 Montgomery Road
Waltham, MA  02154                        Cincinnati, OH  45236
Attn:  Chief Executive Officer            Attn:  President

with a copy to:                           with a copy to:

Goldstein & Manello, P.C.                 Dinsmore & Shohl, L.L.P.
265 Franklin Street                       1900 Chemed Center
Boston, MA  02110                         255 East Fifth Street
Attn:  Lauren Jennings, Esq.              Cincinnati, OH 45202-3172
                                          Attn:  Charles F. Hertlein, Jr., Esq.

      12.4 Waiver. All of the parties hereby waive any rights they may have for a rescission of the Acquisition and the other transactions contemplated by this Agreement, whether by reason of a claim under securities laws, common law, contract or otherwise. Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same or another provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breaches.

      12.5 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, heirs, representatives and assigns, except that no party may delegate any of his or its obligations under this Agreement or assign this Agreement without the prior written consent of the other party.

      12.6 Entire Agreement. This Agreement, together with the Confidentiality Agreement dated October 18, 1996 (the "Confidentiality Agreement"), the Shareholders' Agreement and the Registration Rights Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter, superseding all prior negotiations, communications, contracts and other agreements, courses of dealing and the like between or among the parties.

      12.7 Survival of Confidentiality Agreement. The Confidentiality Agreement shall survive execution of this Agreement and shall remain binding on the parties hereto through any Closing and any termination of this Agreement, in accordance with its terms.

      12.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such provision or provisions were not a part hereof.

      12.9 Amendment. This Agreement may be amended, modified or terminated, and any right under this Agreement may be waived in whole or in part, only by a writing signed by all parties hereto.

      12.10 Exhibits and Schedules. All Exhibits and Schedules to this Agreement shall be incorporated in and deemed for all purposes a part of this Agreement.

      12.11 Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to or shall be deemed to confer upon any Person other than the parties hereto any rights or remedies, under this Agreement or otherwise.

      12.12 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      12.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument.

          REMAINDER OF PAGE DELIBERATELY LEFT BLANK

      IN WITNESS WHEREOF, the parties hereto, by their duly authorized officers, have executed this Agreement under seal, as of the day and year first above written.

SUMMIT TECHNOLOGY, INC.                     LCA-VISION INC.


By: /s/Robert J. Palmisano                  By: /s/Stephen N. Joffe
    __________________________                  ___________________________
    Robert J. Palmisano, Chief                  Stephen N. Joffe, President
      Executive Officer


REFRACTIVE CENTERS
   INTERNATIONAL, INC.


By: /s/Robert J. Palmisano
    __________________________
    Robert J. Palmisano, Chief
      Executive Officer


      The undersigned shareholders of LCA-Vision, Inc. hereby execute this Acquisition Agreement solely with respect to the obligations contained in Sections 7.9, 8.2.5 and 9.3.

/s/Stephen N. Joffe
______________________________
Stephen N. Joffe

/s/Sandra F.W. Joffe
______________________________
Sandra F.W. Joffe

                                   SCHEDULE A


                                   DEFINITIONS


      "Acquisition" has the meaning set forth in the recitals.

      "Affiliate" means any director, officer or ten percent or greater stockholder of a corporate Person, and any entity controlled by or under common control with a Person, as well as a Person's immediate family members.

      "Agreement" means this Acquisition Agreement dated July 23, 1997.

      "Asserted Liability" has the meaning set forth in Section 10.3.1.

      "Certificates of Designations" has the meaning set forth in Section 7.9.

      "Claims Basket" has the meaning set forth in Section 10.6.

      "Claims Minimum" has the meaning set forth in Section 10.6.

      "Claims Notice" has the meaning set forth in Section 10.3.1.

      "Closing" has the meaning set forth in Section 2.2.

      "Closing Date" has the meaning set forth in Section 2.2.

      "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as amended, and in the case of any referenced section of any such statute, rule or regulation, any successor section thereto.

      "Conditions Notice" has the meaning set forth in Section 5.3.

      "Confidentiality Agreement" has the meaning set forth in Section 12.6.

      "Distribution Shares" means those shares of the Stock Consideration that Summit intends to distribute to its shareholders. The total number of Distribution Shares shall be approximately Nine Million Seven Hundred Thirty Two Thousand Six Hundred Twenty One (9,732,621), but not less than Nine Million (9,000,000).

      "Distribution Shares Registration Statement" has the meaning set forth in
Section 9.4.

      "Employee Benefit Plans" means any employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and employee welfare plans (as defined in Section 3(1) of ERISA).

      "Employment Documents" means the documents setting forth the terms and conditions of LCA's employment of Ronald Herskowitz with RCII, including, without limitation, his position, compensation package and stock options.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

      "Indemnified Party" means a party seeking indemnification from the other party pursuant to Article X.

      "Indemnifying Party" means a party from whom indemnification is being sought pursuant to Article X.

      "Interim Series Preferred Stock" has the meaning set forth in
Section 4.2.1.

      "Knowledge" means actual knowledge of a Person and any information that Person would have discovered by conducting a reasonable investigation of the subject matter as to which information is being sought, which investigation shall include, without limitation, information obtained upon consultation with executive officers of any corporation as to which Knowledge is imputed.

      "LCA Common Stock" means the class of common stock of LCA, $0.001 par value per share, registered under Section 12(g) of the 1934 Act.

      "LCA Financial Statements" has the meaning set forth in Section 4.4.

      "LCA Material Contract" has the meaning set forth in Section 4.13.

      "LCA Option Plans" means the LCA-Vision Inc. 1995 Long-Term Stock Incentive Plan and the LCA-Vision Inc. Directors' Non-Discretionary Stock Option Plan.

      "LCA Preferred Stock" has the meaning set forth in Section 4.2.1.

      "LCA Proxy Statement" has the meaning set forth in Section 4.5.11.

      "LCA SEC Reports" has the meaning set forth in Section 4.6.1.

      "LCA Shareholder Debt" has the meaning set forth in Section 4.11.

      "Liability" means any liability or obligation of a Person, whether absolute, accrued, contingent or otherwise, of a type and nature that would be reported on a financial statement (including the notes thereto) prepared in accordance with generally accepted accounting principles and would be material, whether individually or in the aggregate, to the consolidated financial condition or business of the Person taken as a whole.

      "Losses" has the meaning set forth in Section 10.1.

      "Material Adverse Effect" means any change in or effect on the assets, condition or prospects, financial or otherwise, of LCA or RCII, as the case may be, which, when considered either singly or in the aggregate together with all other adverse changes or effects with respect to a party, is materially adverse to LCA or RCII, as the case may be.

      "May Financial Statements" has the meaning set forth in Section 4.4.

      "Most Recent LCA Balance Sheet" means the balance sheet of LCA contained within the LCA Financial Statements for the year ended December 31, 1996.

      "Most Recent LCA Fiscal Year End" has the meaning set forth in
Section 4.4.

      "Most Recent RCII Balance Sheet" means the balance sheet of RCII contained within the RCII Financial Statements for the year ended December 31, 1996.

      "Most Recent RCII Fiscal Year End" has the meaning set forth in
Section 3.6.

      "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

      "1933" Act" means the Securities Act of 1933, as from time to time amended.

      "1934 Act" means the Securities Exchange Act of 1934, as from time to time amended.

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Option Holders" has the meaning set forth in Section 5.11.

      "Option Shares" has the meaning set forth in Section 5.11.

      "Outside Closing Date" means forty-five (45) calendar days after execution of this Agreement.

      "Per Share Consideration" means the quotient of (a) seventeen million sixty five thousand five hundred seventy nine (17,065,579) divided by (b) the sum of the number of shares of issued and outstanding RCII Common Stock on the Closing Date plus the number of shares of RCII Common Stock into which options to purchase shares of RCII Common Stock are exercisable on the Closing Date.

      "Person" means an individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

      "RCII Common Stock" means common stock of RCII, $0.01 par value per share.

      "RCII Financial Statements" has the meaning set forth in Section 3.6.

      "RCII Material Contracts" has the meaning set forth in Section 3.12.

      "RCII Options" has the meaning set forth in Section 5.11.

      "Registration Rights Agreement" has the meaning set forth in
Section 8.1.6.

      "Registration Statements" means the Distribution Shares Registration Statement and the Selling Shareholders Registration Statement.

      "SEC" means the United States Securities and Exchange Commission.

      "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "Selling Shareholder" has the meaning set forth in Section 5.11.

      "Selling Shareholder Shares" has the meaning set forth in Section 5.11.

      "Selling Shareholders Registrable Shares" has the meaning set forth in
Section 5.11.

      "Selling Shareholders Registration Statement" has the meaning set forth in
Section 9.4.

      "Service Contracts" has the meaning set forth in Section 8.1.4.

      "Shareholders' Agreement" has the meaning set forth in Section 8.1.5.

      "Stock Consideration" has the meaning set forth in Section 2.3.

      "Subject Stock" has the meaning set forth in Section 2.1.

      "Summit Retained Shares" means the shares of LCA Common Stock representing Stock Consideration retained by Summit after distribution of the Distribution Shares.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code *59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

      "Tax Returns" means any return, declaration, report, claim for refund or information return relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.